UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2022

Medicine Man Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55450	46-5289499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of Principal Executive Offices)	(Zip Code)

(303) 371-0387
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 15, 2022, Medicine Man Technologies, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The matters voted upon and the results of the vote are set forth below.

Proposal 1: Election of Directors.

The Company’s stockholders elected all nominees named in the proxy statement for the Annual Meeting to the Company’s board of directors, each to serve as a Class A director for a two-year term expiring at the Company’s annual meeting of stockholders to be held in 2024 and until his successor is elected and qualified, or until his earlier death, resignation or removal, with the following vote:

	For	Against	Abstain	Broker non-votes
Jonathan Berger	73,965,825	231,606	101,815	11,622,419
Jeffrey Cozad	73,952,907	234,616	111,723	11,622,419
Jeffrey Garwood	65,837,316	165,161	8,296,769	11,622,419
Paul Montalbano	63,049,822	11,010,728	238,696	11,622,419
Salim Wahdan	74,052,154	140,215	106,877	11,622,419

Proposal 2: Ratification of Appointment of Independent Public Accountant.

The Company’s stockholders ratified the appointment of BF Borgers, CPA P.C. as the Company’s independent public accountant for the fiscal year ending December 31, 2022, with the following vote:

For	Against	Abstain	Broker non-votes
85,706,266	114,525	100,874	0

Item 7.01 Regulation FD Disclosure.

On December 19, 2022, the Company issued a press release announcing the closing of the acquisition of substantially all of the operating assets of two retail dispensaries owned by Lightshade Labs LLC (“Lightshade”). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information under Item 7.01 of this Current Report on Form 8-K and the press release attached as Exhibit 99.1 are being furnished by the Company pursuant to Item 7.01. In accordance with General Instruction B.2 of Form 8-K, the information under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. In addition, this information shall not be deemed incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01 Other Events.

On December 15, 2022, Double Brow, LLC (“Buyer”), a wholly-owned subsidiary of the Company, acquired substantially all of the operating assets associated with two Lightshade retail dispensaries and assumed specified obligations of Lightshade pursuant to the terms of two Asset Purchase Agreements, dated September 9, 2022 (the “Purchase Agreements”), among Buyer, the Company, Lightshade, Thomas Van Alsburg, an individual, Steve Brooks, an individual, and John Fritzel, an individual (together with Mr. Alsburg and Mr. Brooks, the “Equityholders”). Pursuant to the Purchase Agreements, Buyer acquired all of Lightshade’s assets related to its retail cannabis stores located in Denver, Colorado and Aurora, Colorado (other than assets expressly excluded from the acquisition under the Purchase Agreements), which included two retail dispensary stores, the associated leases, and assumed certain liabilities for contracts acquired under the Purchase Agreement (collectively, the “Acquisition”).

After purchase price adjustments for transaction and related expenses, the aggregate consideration for the Acquisition was approximately $2.75 million, all of which was paid in cash. The purchase price is subject to post-closing reduction if any of the actual marijuana inventory or cash at closing is less than certain targets stated in the Purchase Agreement. The Company deposited $300,000 of the purchase price in escrow as collateral for potential claims for indemnification from Lightshade under the Purchase Agreements. Any of the purchase price placed in escrow and not used to satisfy indemnification claims will be released on December 15, 2023, twelve months following the closing date of the Acquisition. The Company funded the Acquisition from cash on hand.

The Company previously reported the terms of the Purchase Agreements and the transactions contemplated thereby in Item 8.01 of the Company’s Current Report on Form 8-K filed on September 15, 2022. The preceding description of the Acquisition and the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the copies of the Purchase Agreements attached hereto as Exhibit 10.1 and Exhibit 10.2, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated September 9, 2022, by and among Medicine Man Technologies, Inc., Double Brow, LLC, Lightshade Labs LLC, Thomas Van Alsburg, Steve Brooks, and John Fritzel (Incorporated by reference to Exhibit 2.1 to Medicine Man Technologies, Inc.’s Quarterly Report on Form 10-Q filed November 10, 2022 (Commission File No. 00055450))
10.2	Asset Purchase Agreement, dated September 9, 2022, by and among Medicine Man Technologies, Inc., Double Brow, LLC, Lightshade Labs LLC, Thomas Van Alsburg, Steve Brooks, and John Fritzel (Incorporated by reference to Exhibit 2.2 to Medicine Man Technologies, Inc.’s Quarterly Report on Form 10-Q filed November 10, 2022 (Commission File No. 00055450))
99.1	Press Release, dated December 19, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.

	By:	/s/ Daniel R. Pabon
Date: December 19, 2022		Daniel R. Pabon General Counsel